UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2013

PINGTAN MARINE ENTERPRISE LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-35192	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

18/F, Zhongshan Building A No. 154 Hudong Road Fuzhou, PRC	350001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86-591-8727-1266

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) The Board of Directors (the “Board”) of Pingtan Marine Enterprise Ltd. (the “Company”) (NASDAQ: PME) accepted the resignation of Mr. Alfred Ho, Chief Financial Officer of the Company, effective April 18, 2013. Mr. Ho’s resignation was not due to any disagreement with the Company.

(c) Mr. Roy Yu has been appointed to replace Mr. Ho as Chief Financial Officer of the Company, effective immediately. Prior to joining the Company, Mr. Yu served as the Chief Financial Officer of Lihua International, Inc. (NASDAQ: LIWA) from October 2008 until November 2012. He also served as a member of the board of directors of Lihua International Inc. from June 24, 2008 until his resignation on December 8, 2008. Between June 2006 and April 2008, Mr. Yu was the Executive Vice President at Fushi Copperweld, Inc. (NASDAQ: FSIN), where his responsibilities included corporate governance and finance. From May 2005 until June 2006, Mr. Yu was the Chief Financial Officer of Songzai International Holding Group, Inc. (OTCBB: SGZH). From October 2004 until May 2005, Mr. Yu was the Vice President at Yinhai Technology and Development Co. Mr. Yu attended London Southbank University from 2001 to 2004, where he holds a degree in accounting and finance. Mr. Yu is 31 years old.

The Company and Mr. Yu have executed an employment agreement (the “Employment Agreement”) effective as of April 18, 2013, setting forth certain terms of his employment and compensation. Mr. Yu’s annual salary will be $240, 000.

Mr. Yu has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Yu had, or will have, a direct or indirect material interest.

The foregoing summary of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 hereto and which is incorporated by reference into this Item 5.02.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement by and between Pingtan Marine Enterprise Ltd. and Roy Yu, dated April 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:   April 19, 2013

Pingtan Marine Enterprise Ltd.

By:	/s/ Xinrong Zhuo
Xinrong Zhuo
Chief Executive Officer